As filed with the Securities and Exchange Commission on September 12, 2014
Registration No. 333-145453

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

lululemon athletica inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	20-3842867
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

1818 Cornwall Avenue
Vancouver, British Columbia
Canada V6J 1C7
(Address of principal executive offices)

lululemon athletica inc. 2007 Equity Incentive Plan
(Full title of the plan)

Laurent Potdevin
Chief Executive Officer
lululemon athletica inc.
1818 Cornwall Avenue
Vancouver, B.C., Canada V6J 1C7
(604) 732-6124
(Name, address and telephone
number, including area code, of agent for service)

With a copy to:

Michael Hutchings
DLA Piper LLP (US)
701 Fifth Avenue, Suite 7000
Seattle, Washington 98104
(206) 839-4800

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer ☒	Accelerated Filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐

PARTIAL DEREGISTRATION OF SHARES OF COMMON STOCK
This Post-Effective Amendment relates to File No. 333-145453, Registration Statement on Form S-8 pertaining to the registration of 20,000,000 shares of the common stock, par value $0.005 per share (as adjusted for a two-for-one stock split effective July 8, 2011) (“Common Stock”) of lululemon athletica inc. (the “Company”), issuable under the lululemon athletica inc. 2007 Equity Incentive Plan (the “2007 Plan”) which was filed with the Securities and Exchange Commission (the “SEC”) and became effective on August 15, 2007 (the “Prior Registration Statement”).
At the 2014 Annual Meeting of Stockholders of the Company held on June 11, 2014, the stockholders of the Company approved the lululemon athletica inc. 2014 Equity Incentive Plan (the “2014 Plan”) to replace the 2007 Plan. Effective that date, the 2007 Plan was terminated, and no additional awards will be made thereunder. Effective immediately upon the filing of this Post-Effective Amendment to the Prior Registration Statement, the Company hereby deregisters the shares of Common Stock previously registered for offer and sale under the 2007 Plan and remaining available for future issuance under the 2007 Plan (the “Excess Shares”). Up to an additional 1,154,000 shares of Common Stock subject to outstanding awards under the 2007 Plan that expire, are terminated or canceled without having been exercised or settled in full, or if shares acquired pursuant to an award subject to forfeiture or repurchase under the 2007 Plan are forfeited or repurchased by the Company for an amount not greater than the holder’s purchase price (the “Carry Forward Shares”) will also be deregistered upon such forfeiture, lapse, expiration or termination. The Prior Registration Statement will remain in effect as to the 2007 Plan to cover the potential issuance of shares of Common Stock upon the exercise of the awards to which the Carry Forward Shares are subject. Under the terms of the 2014 Plan, upon the expiration, termination, cancellation, forfeiture or repurchase of the subject awards, the Carry Forward Shares will become available for issuance under the 2014 Plan, will be deregistered from the Prior Registration Statement and will be carried forward to the New Registration Statement (as defined below).
Contemporaneously with the filing of this Post-Effective Amendment to the Prior Registration Statement covering the 2007 Plan, the Company is filing a new Registration Statement on Form S-8 to register 15,000,000 shares of Common Stock for issuance under the 2014 Plan, together with up to 1,154,000 Carry Forward Shares when they become eligible for issuance under the terms of the 2014 Plan as described above (the “New Registration Statement”). In accordance with Instruction E to the General Instructions to Form S-8 and the principles set forth in Interpretations 89 under Section G of the Manual of Publicly Available Telephone Interpretations of the Division of Corporate Finance of the SEC (July 1997), this Post-Effective Amendment to the Prior Registration Statement covering the 2007 Plan is hereby filed to (i) deregister the Excess Shares and (ii) carry forward when eligible under the terms of the 2014 Plan and the applicable award grants, up to 1,154,000 of the Carry Forward Shares and the registration fees paid in respect thereof from the Prior Registration Statement to the New Registration Statement.

SIGNATURE
Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S‑8 and has duly caused this Post-Effective Amendment No. 1 to Registration Statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in Vancouver, British Columbia, Canada, on September 12, 2014.

LULULEMON ATHLETICA INC.

By:	/s/ JOHN E. CURRIE
John E. Currie
Chief Financial Officer

POWER OF ATTORNEY
KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Laurent Potdevin and John E. Currie, each of them acting individually, as his or her attorney-in-fact, with the full power of substitution, for him or her in any and all capacities, to sign any and all amendments to this Registration Statement on Form S-8, and to file same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission granting unto said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming our signatures as they may be signed by our said attorney-in-fact and any and all amendments to this Registration Statement on Form S-8.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to Registration Statement has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

	Signature	Title	Date

	/s/ LAURENT POTDEVIN	Chief Executive Officer and Director	September 12, 2014
	Laurent Potdevin	(Principal Executive Officer)

	/s/ JOHN E. CURRIE*	Chief Financial Officer (Principal	September 12, 2014
	John E. Currie	Financial and Accounting Officer)

	/s/ MICHAEL CASEY	Director, co-Chairman of the Board	September 12, 2014
Michael Casey

	/s/ DAVID M. MUSSAFER*	Director, co-Chairman of the Board	September 12, 2014
David M. Mussafer

	/s/ ROBERT BENSOUSSAN	Director	September 12, 2014
Robert Bensoussan

	/s/ STEVEN J. COLLINS*	Director	September 12, 2014
Steven J. Collins

	/s/ ROANN COSTIN*	Director	September 12, 2014
RoAnn Costin

	/s/ WILLIAM GLENN	Director	September 12, 2014
William Glenn

	/s/ MARTHA A.M. MORFITT	Director	September 12, 2014
Martha A.M. Morfitt

	/s/ RHODA M. PITCHER*	Director	September 12, 2014
Rhoda M. Pitcher

	/s/ THOMAS G. STEMBERG*	Director	September 12, 2014
Thomas G. Stemberg

	/s/ EMILY WHITE	Director	September 12, 2014
Emily White

	/s/ DENNIS J. WILSON*	Director	September 12, 2014
Dennis J. Wilson

*By:	/s/ JOHN E. CURRIE
John E. Currie
Attorney-in Fact